Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE February 27, 2018

ACME UNITED REPORTS 14% SALES INCREASE

FOR FOURTH QUARTER OF 2017

FAIRFIELD, CT. – February 27, 2018 – Acme United Corporation (NYSE American:ACU) today announced that net sales for the fourth quarter ended December 31, 2017 were $30.2 million, compared to $26.4 million in the comparable period of 2016, an increase of 14%. Net sales for the year ended December 31, 2017 were $130.5 million, compared to $124.6 million in 2016, an increase of 5%.

Adjusted net income (non-GAAP), excluding tax charges related to the recently enacted U.S. Tax Cuts and Jobs Act, for the quarter ended December 31, 2017 was $590,000, or $0.16 per diluted share. This compares to $546,000, or $0.15 per diluted share, for the comparable period in 2016, an 8% increase in net income and 7% increase in earnings per share. Adjusted net income (non-GAAP) for the year ended December 31, 2017 was $5.3 million, or $1.42 per diluted share, compared to $5.8 million, or $1.64 per diluted share, for the year ended December 31, 2016, a 9% decrease in net income and 13% decrease in earnings per share.

As a result of the one-time tax charges, net loss for the quarter ended December 31, 2017 was $655,000, or $(0.18) per diluted share. Net income for the year ended December 31, 2017 was $4.1 million, or $1.09 per diluted share. In the fourth quarter of 2017, the Company recorded a provisional charge of $1.245 million, of which $1.17 million was due to the one-time transition tax for deemed repatriation of accumulated foreign earnings, and approximately $75,000 was for the revaluation of deferred tax assets.

Chairman and CEO Walter C. Johnsen said, “During 2017, we built our first aid and safety business and added substantial new business for 2018. We grew the Clauss professional cutting tools and introduced new Camillus knives that will add new revenues in 2018. Although we lost a major promotion in the Westcott family in 2017, we were able to regain it for 2018, which we expect to have a positive impact on our business in the coming year. Our European business had record sales and earnings in 2017.”

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Mr. Johnsen added, “The integration of Spill Magic progressed well during 2017, and its sales have grown through Acme United’s extensive distribution network. We see additional opportunities in 2018. We expect to provide financial guidance for 2018 in the company’s first-quarter earnings report.”

Mr. Johnsen concluded “The Company had approximately $9.3 million in cash held offshore at the end of 2017. As a result of the favorable tax treatment of such funds under the Tax Cuts and Jobs Act, we have repatriated approximately $5.8 million so far in 2018. We have used the proceeds to pay down debt and plan to finance expanded production at our DMT, Spill Magic, and first aid facilities in the U.S. We continue to look for new acquisitions that leverage our core competencies and capabilities.”

In the U.S. segment, net sales for the quarter ended December 31, 2017 increased 14% compared to the same period in 2016. The sales increase for the fourth quarter was mainly due to strong sales of first aid and safety products, including Spill Magic. Net sales for the year ended December 31, 2017 grew 4% over 2016 in the U.S. segment. Our acquisition of Spill Magic assets in February 2017 contributed $1.6 million in net sales in the fourth quarter, and $6.5 million for the year ended December 31, 2017. Excluding Spill Magic, net sales in the U.S. segment declined 2% for the year ended December 31, 2017.

Net sales in Canada for the three months ended December 31, 2017 increased 14% in U.S. dollars and 9% in local currency compared to the prior-year period. Net sales for the year ended December 31, 2017 increased 2% in U.S. dollars and were constant in local currency compared to the same period in 2016.

Net sales in Europe for the three months ended December 31, 2017 increased 19% in U.S. dollars and 8% in local currency compared to the same period in 2016. Net sales for the year ended December 31, 2017 increased 18% in U.S. dollars and 16% in local currency compared to last year. These increases were due to market share gains in the office products channel and higher sales of DMT products.

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Gross margin was 35.2% in the three months ended December 31, 2017 compared to 37.2% in the same period in 2016. The lower gross margin was primarily due to heavier promotional spending in the Company’s e-commerce business and to product mix. Gross margin was 36.7% for the year ended December 31, 2017 compared to 36.6% for last year’s comparable period.

The Company’s long-term debt less cash on December 31, 2017 was $37.8 million compared to $27.0 million on December 31, 2016. During the year, the Company paid approximately $7.2 million for the acquisition of the assets of Spill Magic, purchased its manufacturing and distribution facility in Vancouver, WA for $4.0 million and distributed $1.4 million in dividends on its common stock. The Vancouver, WA facility was recently appraised at $6.25 million. During the year, the Company generated $1.7 million in free cash flow.

The Company believes that our presentation of non-GAAP financial measures, when presented together with the corresponding GAAP financial measures, provides a more complete understanding to investors of the Company’s results of operations. Specifically, our use of non-GAAP measures facilitates comparisons of our financial results and operating performance with prior periods. In addition, our adjusted financial measures provide greater transparency to investors of supplemental information used by management in its financial and operational decision making. However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the corresponding measures calculated in accordance with GAAP.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast over the Internet on Tuesday, February 27, 2018, at 12:00 p.m. EST. To listen or participate in a question and answer session, dial 866-564-7439. International callers may dial 323-794-2094. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

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About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit®, DMT® and Spill Magic®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2017

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2017	December 31, 2016

Net sales	$30,170	$26,376
Cost of goods sold	19,544	16,564
Gross profit	10,626	9,812
Selling, general, and administrative expenses	9,860	9,105
Income from operations	766	707
Interest expense	(386)	(233)
Interest income	7	6
Net interest expense	(379)	(227)
Other expense, net	(19)	(38)
Total other expense, net	(398)	(265)
Pre-tax income	368	442
Income tax expense	1,023	(104)
Net (loss) income	$(655)	$546

Shares outstanding - Basic	3,374	3,325
Shares outstanding - Diluted	3,676	3,668

Earnings per share basic	$(0.19)	$0.16
Earnings per share diluted	(0.18)	0.15

Reconciliation of Non-GAAP Financial Measures
GAAP net (loss) income	(655)	546
Adjustment for tax expense related to U.S. tax reform	1,245
Non-GAAP net income	590	546

Earnings per share basic - Non GAAP	$0.17	$0.16
Earnings per share diluted - Non GAAP	0.16	0.15

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2017 (cont.)

(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2017	December 31, 2016

Net sales	$130,550	$124,574
Cost of goods sold	82,651	79,019
Gross profit	47,899	45,555
Selling, general, and administrative expenses	40,103	37,113
Income from operations	7,796	8,442
Interest expense	(1,357)	(869)
Interest income	29	0
Net interest expense	(1,327)	(869)
Other income (expense), net	25	(76)
Total other expense, net	(1,302)	(945)
Pre-tax income	6,493	7,497
Income tax expense	2,441	1,646
Net income	$4,052	$5,851

Shares outstanding - Basic	3,356	3,328
Shares outstanding - Diluted	3,725	3,578

Earnings per share basic	$1.21	1.76
Earnings per share diluted	1.09	1.64

Reconciliation of Non-GAAP Financial Measures
GAAP net income	4,052	5,851
Adjustment for tax expense related to U.S. tax reform	1,245
Non-GAAP net income	5,297	5,851

Earnings per share basic - Non GAAP	$1.58	$1.76
Earnings per share diluted - Non GAAP	1.42	1.64

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2017

(Unaudited)

Amounts in $000's	December 31, 2017	December 31, 2016

Assets:
Current assets:
Cash	$9,338	$5,911
Accounts receivable, net	26,012	20,021
Inventories	40,087	37,238
Prepaid and other current assets	2,664	2,294
Total current assets	78,102	65,464

Property and equipment, net	13,728	7,973
Intangible assets, less amortization	17,896	13,988
Goodwill	4,682	3,948
Other assets	322	694
Total assets	$114,730	$92,067

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$11,151	$7,339
Other current liabilities	5,632	5,481
Total current liabilities	16,783	12,820
Non-current liabilities
Long term debt	43,450	32,936
Mortgage payable L/T	3,711	0
Other non current liabilities	847	190
Total liabilities	64,792	45,946
Total stockholders' equity	49,938	46,121
Total liabilities and stockholders' equity	$114,730	$92,067

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